"Oramed Pharmaceuticals Begins Phase 1 Human Clinical Trials"

JERUSALEM, ISRAEL -- (MARKET WIRE) – May 8, 2007

After much anticipation, Oramed Pharmaceuticals is excited to announce the official commencement of Phase I Clinical Trials in Jerusalem, Israel.

The U.S. Food and Drug Administration recognize clinical trials carried out in Israeli hospitals, such as Hadassah, making Israel a powerful hub for biotech companies.

For the first time, a small group of healthy human volunteers will orally ingest the Oramed Insulin Capsule in order to evaluate safety studies. The studies are expected to last from 8 to 12 months. The productions of the capsules have been provided by Swiss Caps, one of the global leaders in the production of gel capsules.

CEO Nadav Kidron states, “This marks a major milestone in the progression of Oramed and we expect the results will be heavily anticipated by the many diabetes patients and supportive investors that have contacted the company since we first emerged into the public market approximately one year ago.”

Insulin is the hormone that prevents high glucose levels in diabetic individuals.

To date there has not been a successful oral administration of the drug to mimic the physiological delivery of insulin to the liver, (organ responsible for releasing the proper dosage of insulin into the bloodstream), All existing insulin products to date, are directly administered into the bloodstream, increasing the need to monitor blood sugar levels regularly and closely monitor the doses of insulin by the patient.

The diabetes market is expected to grow to US $14 billion by 2006, and the Type 2 diabetes therapeutic market is expected to exceed US $15.3 billion in 2013. With a present market capitalization of under $40 million, if Oramed’s Oral Insulin passes through Phase 3 successfully, we anticipate it improving shareholder value at exponential levels.

About Oramed Pharmaceuticals:

Oramed Pharmaceuticals' is an Israeli based company focused on the development of oral delivery solutions based on proprietary technology. Diabetes is one of the most rapidly growing diseases in the world and is one that requires constant and often unpleasant monitoring and drug therapy regimen. Oramed is currently developing an orally ingestible soft gel insulin capsule for the treatment of diabetes. The Company is also pursuing the development of oral delivery solutions for other drugs and vaccines.

For more information please visit our website at www.oramedpharma.com

CW1193700.1

Investor Relations Contact:

Oramed Pharmaceuticals, Inc.

Vinisha Agnihotri

(646) 467-2252

info@oramedpharma.com

www.oramedpharma.com

Legal Notice regarding Forward Looking Statements

This news release contains statements, which may constitute "forward-looking statements". Those statements include statements regarding the intent, belief or current expectations of Oramed Pharmaceutical Inc., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include: that we are currently developing an orally ingestible soft gel insulin capsule for the treatment of type 1 and 2 diabetes; that we are pursuing the development of oral delivery solutions for other drugs and vaccines; that the diabetes market is expected to grow to US $14 billion by 2006, and the Type 2 diabetes therapeutic market is expected to exceed US $15.3 billion in 2013; that phase 1 clinical human studies are expected to last from 8 to 12 months.

. Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products; that human trials may suffer unforeseen difficulties or adverse medical effects on participants; that our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; that we are unable to retain or attract key employees whose knowledge is essential to the development of our products; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology to treat or cure diabetes or that the market for diabetes drugs does not increase; that studies are cut short by unexpected problems with our methodology; that our products may not work as well as hoped or worse, that our products may harm recipients; and that we may not be able raise funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. For further risk factors see the Company's latest 10-KSB filed with the SEC and the 8-K announcing our acquisition of the Oramed technology filed March 8, 2006.

CW1193700.1